Nov 30, 2007 11:34 ET

Innovative Food Holdings Inc. Announces Senior Management Changes

Company Selects IT Veteran for New Chief Information Officer and Appoints President, CEO and Executive VP of Procurement

NAPLES, FL--(Marketwire - November 30, 2007) - Innovative Food Holdings, Inc. (PINKSHEETS: IVFH) announced today that it has made several key changes to its management team.

Justin Wiernasz, currently the Chief Marketing Officer of Food Innovations, Inc., the Company's wholly owned, operating subsidiary ("Food Innovations"), will now also assume the role of President of Food Innovations. In addition, Sam Klepfish, currently the Company's Interim President, has agreed to become the CEO of both the Company and Food Innovations and Z. Zackary Ziakas our current COO will also take on the additional responsibility of Executive VP of procurement. Finally, the Company has hired John McDonald as its CIO, a position newly created to take advantage of John's skills and expertise developed over his 20 + years of experience in the field of finance and information technology. John will also assume several of the Company's accounting responsibilities following the departure of the Company's controller, Carol Houston.

Sam Klepfish, CEO of the Company and Food Innovations, noted, "We continue to strengthen our management team by key additions and through the assumption of additional responsibilities by our existing team. Given the day to day importance of our IT processes and controls, and the continued process of IT integration with our customers, and specifically with our largest customer, we made a decision to hire an experienced CIO, who, together with the rest of the management team, is positioned to take the Company to the next level."

Mr. Klepfish also noted, "We are delighted to appoint Justin Wiernasz as the new President of Food Innovations. In his role as CMO, Justin made great strides in our relationship with our largest customer and we are excited for him to continue, on a broader level, to help drive the Company forward in his newly expanded role." Mr. Klepfish further noted, "We are especially pleased that Z. Ziakas our current COO will now take on the additional responsibility of Executive VP of Procurement for Food Innovations. We believe that this additional role is a key position in the company and importantly, will allow Food Innovations to improve pricing and sourcing, and to further build on its unique position as a valuable source for the latest trends in gourmet food products.

Innovative Food Holdings, Inc., through its wholly owned subsidiary, Food Innovations, Inc., provides, with a commitment to chef level extreme quality and service, gourmet food products to discerning chefs throughout the United States.

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the "Company") that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, or expected. The Company does not intend to update these forward-looking statements.

Contact:
Innovative Food Holdings, Inc.
(239) 449-3235
sklepfish@foodinno.com